Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
MutualFirst Financial, Inc.	MutualBank	100%	United States
	MFBC Statutory Trust I	100%	Indiana

MutualBank	Mutual Federal Investment Co.	100%	Nevada
	Mishawaka Financial Services, Inc.	100%	Indiana

Mutual Federal Investment Company	Mutual Federal REIT, Inc.	100%	Maryland